Exhibit 99.1

BANCFIRST CORPORATION ANNOUNCES

THE PURCHASE AND ASSUMPTION OF ASSETS AND LIABILITIES

BancFirst Corporation (NASDAQ GS:BANF) today announced  that its subsidiary bank, entered into a purchase and assumption agreement with The First National Bank and Trust Company of Vinita, Oklahoma to purchase assets and assume the deposits and certain other obligations of The First National Bank and Trust Company of Vinita. The First National Bank and Trust Company of Vinita is a nationally chartered bank with banking locations in Vinita and Grove, Oklahoma. These banking locations would become branches of BancFirst. As of December 2020, The First National Bank and Trust Company of Vinita had approximately $285 million in total assets, $209 million in loans, and $258 million in deposits. The purchase and assumption is expected to be completed during the second quarter of 2021 and is subject to regulatory approval.

BancFirst Corporation Executive Chairman David E. Rainbolt stated, “The Ratcliff family has owned this bank since the early 1980s. We are honored they selected us to continue taking care of Craig County. Mark Poole is a known quantity to us and a solid banker. He will continue to run the bank.”

Mark Poole, President and CLO of FNB Vinita, said, “We are excited to continue our long history of banking in the Vinita community. Our new association with BancFirst, the highest rated and strongest bank in the state of Oklahoma, will allow us to better serve our clients and employees long into the future.”

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company.  The Company operates two subsidiary banks, BancFirst, an Oklahoma state-chartered bank with 107 banking locations serving 59 communities across Oklahoma, and Pegasus Bank, with 3 banking locations in Dallas, TX. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters.  Forward-looking statements include estimates and give management’s current expectations or forecasts of future events.  The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time.  Actual results may differ materially from forward-looking statements.

For additional information call:

Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or

David Rainbolt, Executive Chairman at (405) 270-1002.